As filed with the Securities and Exchange Commission on September 8, 2016

Registration No. 33-90142

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION No. 33-90142

Under

The Securities Act of 1933

AMERICAN SCIENCE AND ENGINEERING, INC.

(Exact Name of Registrant as Specified in its Charter)

Massachusetts	04-2240991
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

829 Middlesex Turnpike
Billerica, Massachusetts 01821
(978) 262-8700
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Michael J. Muscatello

Vice President, General Counsel and Secretary
American Science and Engineering, Inc.
829 Middlesex Turnpike
Billerica, Massachusetts 01821
(978) 262-8700
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copy to:

Jay E. Bothwick, Esq.
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
Telephone: (617) 526-6526

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to Registration Statement No. 33-90142 on Form S-3 (the “Registration Statement”), originally filed by American Science and Engineering, Inc. (the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”) on March 8, 1995, pertaining to the registration of 32,000 shares of the Company’s common stock, par value $0.66 2/3 per share.

The Company is filing this Post-Effective Amendment to the Registration Statement to withdraw and remove from registration the unissued securities issuable by the Company pursuant to the Registration Statement.

Pursuant to the terms of an Agreement and Plan of Merger, dated as of June 20, 2016 (the “Merger Agreement”), by and among the Company, OSI Systems, Inc. (“OSI”) and Apple Merger Sub, Inc., a wholly owned subsidiary of OSI (“Merger Sub”), Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of OSI, at which time the Company’s equity securities will cease to be publicly traded.

In anticipation of the closing of the Merger, which the Company anticipates will take place on September 9, 2016, the Company has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities registered under the Registration Statement that remain unsold as of the date hereof and terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Billerica, Commonwealth of Massachusetts, on September 8, 2016.

AMERICAN SCIENCE AND ENGINEERING, INC.

By:	/s/ Charles P. Dougherty
Charles P. Dougherty
President and Chief Executive Officer